June 30, 1999


Mr. Jerome S. Golden
25 Kensington Road
Scarsdale, New York  10583

Dear Jerry:

         This is to set forth the terms of your early retirement and separation from Equitable as Executive Vice President and an employee effective June 30, 1999. From the date of this letter through June 30, 1999, you agree to assist us to effect an orderly transition. You also agree to resign as an officer from The Equitable Companies Incorporated effective June 30, 1999.

         You will receive the following payments in connection with your separation from Equitable: gross amounts of $350,000 in base salary and $928,950 in short-term incentive compensation. The base salary and short-term incentive compensation payments will be made to you in a lump sum as soon as practicable after June 30, 1999, but no later than July 31, 1999. These payments will not be includable in any of Equitable's benefit plans or programs.

         You will also be entitled to a pro rata share of your award under the 1997-1999 long-term incentive compensation plan prorated for the portion of the cycle through June 30, 1999. Payment will be made at the same time payments are normally made under the long-term incentive compensation plan to all participants.

         You will continue to vest in your unvested options under the Equitable Companies Incorporated 1997 Stock Incentive Plan through the balance of your employment with Equitable, upon your retirement directly from Equitable service on July 1, 1999 and following such retirement in accordance with the terms of the plan. (The plan provides in Section 5, Paragraph 5.5, for the vesting of unvested options following a direct retirement from Equitable service subject to the non-solicitation and confidentiality provisions set forth in that paragraph.) You will also continue to vest in your unvested options under the AXA Stock Option Plan in accordance with the terms of the plan.

         Your Equitable Supplemental Executive Retirement Plan ("SERP") will be amended to reflect an increase in your base pay from $300,000 to $450,000. The incentive compensation component of $300,000 will remain the same. In


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Jerome S. Golden
Page 2



addition, your early retirement factors will be advanced five years. This will provide you a 15-year certain annual SERP benefit of $228,248 (with a total present value of the SERP, based upon a 7% discount rate, equal to $2,156,873) commencing at age 55 upon your retirement. This amount represents an annual increase of $111,099 to your original annual SERP benefit of $117,150 (an increase of $1,107,031 on a present value basis, based upon a 7% discount rate). In all other respects, the terms of your original SERP will continue to apply.

         You agree to continue to pursue the Private Letter Ruling Equitable and you jointly filed with the IRS on July 15, 1998 relating to the VP Plus Annuity Contract and to be represented by the counsel representing Equitable (at the Equitable's sole cost). You agree to cooperate with Equitable, to promptly provide any information that may be reasonably requested by Equitable, the IRS or counsel and to execute any documents that upon the advice of counsel are necessary or appropriate regarding this Private Letter Ruling request.

         We agree that the following statement will be used to describe your separation from Equitable:

         "Jerry has announced his plan to resign from Equitable effective July
1. Jerry would like to pursue independent research into new products and services for the retirement marketplace in the U.S. and other developed markets."

         Equitable agrees to enter into a consulting agreement with you effective July 1, 1999 which will be effective for the twelve-month period through June 30, 2000. During the consulting period, you agree to be available to consult with Equitable for five full days per month. Any days during which you participate in an Equitable conference will count as part of the five days. You will be paid a monthly consulting fee of $53,700 regardless of whether you have actually performed any consulting services or provided less than five full days of consulting services for Equitable that month. The monthly consulting fee will be paid no later than the fifteenth day of the month to which it relates. Equitable will reimburse you for reasonable and customary business expenses incurred during the term of your consulting agreement upon the submission of acceptable vouchers or receipts. The terms of the consulting agreement will be set forth more fully in a document which is mutually agreeable to Equitable and you. The commencement of the consulting agreement will not be contingent upon the prior execution of it by Equitable and you.

         Equitable agrees not to make any statement or take any action which disparages you.


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Jerome S. Golden
Page 3



         In accordance with Equitable's policies and in exchange for the valuable consideration provided by Equitable to you under this agreement you agree to the following provisions:

         You agree not to make any statement or take any action which disparages Equitable or any of its subsidiaries or affiliates, or any individuals employed by, or associated with, any of them or any products or services manufactured, provided or offered by Equitable or any of its subsidiaries or affiliates.

         You agree to continue to abide by Equitable's Policy Statement on Ethics and not to disclose any confidential, proprietary or trade secret information pertaining to the businesses of Equitable, including, but not limited to, the reinsurance strategy on the GMIB, other internal risk management strategies and the non-public product pricing models and formulas, or the businesses of any Equitable subsidiary or affiliate, obtained during your employment or subsequent consulting agreement with Equitable ("Confidential Information").

         Confidential Information will not include information (a) which is generally known in the industry of Equitable; (b) developed by you individually or jointly with others prior to the commencement of your employment with Equitable; or (c) that becomes generally known to the public or the trade without violation by you of this paragraph; provided, however, that nothing in this paragraph shall prevent you, with or without Equitable's consent, from participating in, or disclosing documents or information in connection with, any judicial or administrative investigation, inquiry or proceeding to the extent that such participating or disclosure is required by applicable law. However, you agree that if any such proceeding commences or such disclosure is required, you will provide, where possible, reasonable advance notice to Equitable so that Equitable may take appropriate actions to protect its rights and interests.

         You agree that during your employment by Equitable, if you made, created or discovered, either solely or jointly with others, any patent or patentable material, or copyright or copyrightable material which pertains or relates in any way to the business or products of Equitable or its subsidiaries or affiliates, the same will be the exclusive property of Equitable or its subsidiaries or affiliates provided that the same constitutes Confidential Information ("Protected Information"). You agree to execute and deliver to Equitable, without further compensation, any and all documents which Equitable deems necessary or appropriate to prepare or prosecute applications for patents or copyrights relating to the Protected Information.

         You hereby irrevocably assign and transfer to Equitable your entire right, title and interest in and to any such Protected Information, and agree to take all actions as directed by Equitable to evidence more fully and perfectly Equitable's ownership thereof. This assignment includes the right to apply for any Letters


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Jerome S. Golden
Page 4



Patent of the United States of America and in any foreign countries, as applicable, regarding any such Protected Information and any Letters Patent which may issue thereon in the United States and foreign countries, the same to be held and enjoyed by Equitable for its own use and benefit fully and entirely. You also authorize Equitable to file patent applications in any and all countries regarding any such Protected Information in your name, or in its name, or otherwise, as Equitable may deem advisable, under the International Convention or otherwise.

         You agree to communicate to Equitable any facts known to you relating to any such Protected Information and agree to testify in any proceeding, execute and deliver all lawful papers and generally do any and all further acts which may be deemed necessary by Equitable to vest in Equitable the right, title and interest conveyed, to enable such right, title or interest to be recorded, and to file all applications and obtain and enforce proper patent protection for any such Protected Information in all countries. If your participation in any such proceeding occurs during the term of your consulting agreement and exceeds the number of days produced by the following formula, or occurs after the term of the consulting agreement, Equitable will pay you a per diem of $4,000. The formula is the number of months completed under the consulting agreement (including the one in progress when the proceeding occurs) times five minus the number of days in which you have actually performed consulting services for Equitable to date. In any case, Equitable will reimburse you for any legal fees and expenses you may incur in connection therewith.

         If you are in possession of any property, documents, data or other written information consisting of or containing Confidential Information or Protected Information, you agree that the foregoing will be the exclusive property of Equitable and may not be used by you for any other purpose than the benefit of Equitable. You agree to deliver any and all of the foregoing to Equitable at or before the termination of your employment with Equitable and that no copies thereof will be retained by you without the prior written consent of Equitable. You agree to execute a certificate evidencing compliance with this provision, if requested by Equitable. You agree to execute and deliver all documents required by Equitable to document or perfect Equitable's proprietary rights in any Protected Information.

         You also agree during the period from the date of this letter through June 30, 2000, not to induce or endeavor to induce any officer, manager, employee, associate or agent of Equitable or any of its subsidiaries or affiliates to terminate their employment or association with Equitable or its subsidiaries or affiliates to become employed by or associated with any other entity or individual unless you obtain prior written consent from the applicable Equitable company to do so. Equitable consents to your solicitation of employees Karine Adalian, Elizabeth Hafez and Edmund Tobin.


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Jerome S. Golden
Page 5



         You also agree not to contact any Equitable or its subsidiaries' or affiliates' policyholders, contract holders or account holders from the date of this letter through June 30, 2000.

         You also agree not to induce or attempt to induce any of Equitable's or its subsidiaries' or affiliates' policyholders, contract holders or account holders to surrender or move any of their policies, contracts or accounts to another entity.

         You agree to cooperate fully with Equitable and, if requested by Equitable, to reasonably assist Equitable in its defense or prosecution of any claim, complaint or action involving Equitable of which you have knowledge.

         You also agree to execute the attached general release which forms a part of this letter agreement.

         The use of the singular in this agreement will also include the plural, and vice versa.

         You agree to keep the terms of this letter agreement and the preceding negotiations completely confidential, provided that disclosure to your financial advisor, attorney or immediate family, or in response to valid legal process or as otherwise required by law, will not violate this paragraph.

         Except as provided in the following paragraph, you agree that should you violate the restrictions contained in the letter agreement, Equitable will have all rights in law and equity including the right to seek and obtain damages and injunctive relief.

         This agreement does not impact any rights you may have under the following compensation and benefit plans: (i) Equitable Retirement Plan for Employees, Managers and Agents, (ii) Equitable Excess Retirement Plan, (iii) Equitable Supplemental Executive Retirement Plan, provided, however, to the extent that there is a material breach of this agreement, Equitable reserves the right to forfeit the annual SERP increase of $111,099, (iv) Equitable Investment Plan for Employees, Managers and Agents, (v) Equitable deferred compensation plans, (iv) Equitable Executive Survivor Income Plan, (vii) Equitable welfare benefit plans for Employees, Managers and Agents including Equitable's health, life insurance, health care spending account, dependent care spending account, short-term disability and long-term disability plans, (viii) Equitable Companies Incorporated 1991 and 1997 Stock Incentive Plans, (ix) AXA Stock Incentive Plan, and (x) Equitable 1997-1999 Long Term Incentive Compensation Plan for Senior Officers, subject to proration for the portion of the cycle through June 30, 1999.


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Jerome S. Golden
Page 6



         This agreement constitutes our entire agreement and supersedes all prior agreements, written or otherwise, between Equitable and you except that the assignment you executed to Equitable on August 1, 1995 regarding the Computerized Method and System for Providing Guaranteed Lifetime Income With Liquidity and application thereon for Letters Patent of the United States which was filed on May 1, 1995 and assigned application Serial No. 08/432,101 will remain in full force and effect.

         This agreement may not be amended except by a further written agreement signed by Equitable and you.

         This agreement will be governed by and construed in accordance with the laws of the State of New York.

         Please indicate your acceptance of the terms of this letter by executing the copy enclosed and the original release and returning both executed documents to me. You have the right to have this letter agreement including the release reviewed by your counsel prior to executing them and we advise you to do so.

                                              Sincerely



                                              /s/ John A. Caroselli
                                              ---------------------
                                              John A. Caroselli

Accepted and Agreed:


/s/ Jerome S. Golden
---------------------------
     Jerome S. Golden

                          GENERAL RELEASE AND AGREEMENT


         This GENERAL RELEASE and AGREEMENT (hereinafter "Release") is made and entered into by JEROME S. GOLDEN.

         In return for the consideration provided by The Equitable Life Assurance Society of the United States ("Equitable") set forth in the letter agreement between Equitable and me of which this Release forms a part which was executed by Equitable Executive Vice President John A. Caroselli dated June 30, 1999 (the "Letter Agreement"), on behalf of my heirs, executors, administrators, personal and legal representatives and assigns, I hereby waive, release and discharge Equitable, its parent, subsidiaries and affiliates, and its officers, directors, agents, employees, successors and assigns (hereinafter "Releasees"), from all claims, actions and causes of action, whether known or unknown, which I have or claim to have against any Releasee as a result of my employment or the termination of my employment with Equitable (hereinafter "Claims"). I understand further that Equitable will have no obligation to make any payments to me under the terms of the Letter Agreement until after the time when I may no longer revoke my execution of this Release.

         This Release covers, but is not limited to, all Claims of discrimination based upon age, race, religion, color, sex, national origin, disability, handicap, veteran status, marital status, sexual orientation or any other protected category arising on or before the date of execution of this Release under any equal employment opportunity law, ordinance, regulation, or order, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, Executive Orders 11246 and 11141, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, and any other federal, state, or local constitutional or statutory provision, order, or regulation. Claims waived do not include any rights I may have under the (i) Equitable Retirement Plan for Employees, Managers and Agents, (ii) Equitable Excess Retirement Plan, (iii) Equitable Supplemental Executive Retirement Plan, (iv) Equitable Investment Plan for Employees, Managers and Agents, (v) Equitable deferred compensation plans,
(vi) Equitable Executive Survivor Income Plan, (vii) Equitable welfare benefit plans for Employees, Managers and Agents including Equitable's health, life insurance, health care spending account, dependent care spending account, short-term disability and long-term disability plans, (viii) Equitable Companies Incorporated 1991 and 1997 Stock Incentive Plans, (ix) the AXA Stock Option Plan; (x) the Equitable 1997-1999 Long Term Incentive Compensation Plan for Senior Officers, or (xi) the Letter Agreement.

         This Release also covers all Claims arising in tort or in contract relating to my employment or the termination of my employment with Equitable including, but not limited to, those for fraud, libel, slander, promissory or equitable estoppel, misrepresentation, wrongful discharge, contract violation, breach of the covenant of good faith and fair dealing, and negligent or intentional infliction of emotional distress arising under the laws of New York or any other state or jurisdiction. I intend that this


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

Release will discharge the Releasees to the maximum extent permitted by law. This Release is intended to release all claims, whether known or unknown, by me.

         I agree not to file a lawsuit or to commence an arbitration making any Claims against the Releasees or any Releasee with any federal, state or local court or a self-regulatory authority relating to my employment or the termination of my employment with Equitable. I agree not to file a charge or a complaint making any Claims against the Releasees or any Releasee with any federal, state or local administrative agency except to the extent permitted by law. Unless I am specifically requested to do so by Equitable, or compelled by legal process issued by a competent court, agency, or arbitration tribunal, I also agree not to participate in any administrative proceeding, litigation or arbitration filed by any current or former employee or agent of Equitable against the Releasees or any Releasee with any federal, state or local administrative agency or court or a self-regulatory authority relating to their employment or association with Equitable or the termination of their employment or association with Equitable or to contact any current or former employee(s) or agent(s) of Equitable for the purpose of assisting them in any such administrative proceeding, litigation or arbitration against the Releasees or any Releasee. To the extent permitted by law, I additionally waive any rights to obtain damages with respect to any administrative proceeding, litigation or arbitration contemplated by this paragraph.

         I agree that if any part of this Release is found to be void or unenforceable by a court of competent jurisdiction, the remainder of this Release will remain valid and enforceable.

         This Release will be governed by the laws of the State of New York and will be binding upon me and my heirs, administrators, representatives, executors, successors and assigns and will inure to the benefit of the Releasees and their heirs, administrators, representatives, executors, successors and assigns. I understand that Equitable's covenants contained in the Letter Agreement do not constitute an admission by Equitable of a violation of any federal, state or local constitution, statute, law, ordinance, regulation or order.

         I ACKNOWLEDGE THAT I RECEIVED THIS RELEASE ON July 1, 1999. I acknowledge that I have been provided valuable consideration for this Release. I have read this Release and understand that I am relinquishing all Claims, including those for employment discrimination, which I might have against the Releasees. In addition, I acknowledge that I have been advised by Equitable to consult an attorney prior to executing this Release. In addition, I understand that I have twenty-one (21) days to consider executing this Release and seven
(7) business days from the date I execute this Release to revoke my execution of it provided I deliver such notice of revocation in writing to Executive Vice President John A. Caroselli within that seven (7) day period.

         I further understand that I may voluntarily elect to execute this Release in less than twenty-one (21) days but that I may not shorten the seven
(7) business days after the date I execute this Release to revoke my execution of this Release.

         Having fully understood that this is a general release, I hereby voluntarily sign my name this 1st day of July, 1999.

         I understand that an executed copy of the letter agreement and the executed original Release must be returned to Executive Vice President John Caroselli at Equitable Corporate Headquarters, 1290 Avenue of the Americas, 16th Floor, New York, New York 10104.

         Executed at New York City, this 1st day of July, 1999.



                                            /s/ Jerome S. Golden
                                       -------------------------------
                                               JEROME S. GOLDEN



-----------------------------
       Notary Public




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